Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) is made effective as of December 2, 2019 (“Effective Date”) by and between Electromed, Inc., a Minnesota corporation (the “Corporation”) and Jeremy T. Brock, an individual residing in Minnesota (“Employee”) (collectively “Parties” or individually “Party”).

RECITALS

WHEREAS, the Corporation and Employee previously entered into an Employment Agreement, dated as of October 18, 2011, as amended by the Amended and Restated Employment Agreement, dated as of July 1, 2014, and as further amended by the Amended and Restated Employment Agreement, dated as of September 21, 2017 (the “Original Agreement”); and

WHEREAS, the Parties desire to enter into this Agreement, and it is the intention of the Parties that this Agreement entirely supersedes and replaces the Original Agreement; and

WHEREAS, the Corporation desires to continue to employ Employee pursuant to the terms of this Agreement and Employee desires to accept such continued employment; and

WHEREAS, during Employee’s employment with the Corporation, Employee has become acquainted with and will become acquainted with technical and nontechnical information which the Corporation has developed, acquired and uses, or which the Corporation will develop, acquire or use, and which is commercially valuable to the Corporation and which the Corporation desires to protect, and Employee has contributed and may contribute to such information through inventions, discoveries, improvements or otherwise.

NOW, THEREFORE, in consideration of the continued employment of Employee by the Corporation, and further in consideration of the salary, wages or other compensation and benefits to be provided by the Corporation to Employee, and for additional mutual covenants and conditions, the receipt and sufficiency of which are hereby acknowledged, the Corporation and Employee, intending legally to be bound, hereby agree as follows:

AGREEMENT

In consideration of the above recitals and the mutual promises set forth in this Agreement, the Parties agree as follows:

1.            Nature and Capacity of Employment.

1.1          Title and Duties. Effective as of Effective Date, the Corporation will continue to employ Employee as its Chief Financial Officer, or such other title as may be assigned to Employee by the Corporation’s President and Chief Executive Officer or his or her designee from time to time, pursuant to the terms and conditions set forth in this Agreement. Employee will perform such duties and responsibilities for the Corporation as the Corporation’s President and Chief Executive Officer or his or her designee may assign to Employee from time to time consistent with Employee’s position. Employee shall serve the Corporation faithfully and to the best of Employee’s ability and shall at all times act in accordance with the law. Employee shall devote Employee’s full working time, attention and efforts to performing Employee’s duties and responsibilities under this Agreement and advancing the Corporation’s business interests. Employee shall follow applicable policies and procedures adopted by the Corporation from time to time, including without limitation the Corporation’s Confidentiality Policy and other Corporation policies, including those relating to business ethics, conflict of interest and non-discrimination. Employee shall not, without the prior written consent of the Corporation’s Board of Directors (the “Board”) accept other employment or engage in other business activities during Employee’s employment with the Corporation that may prevent Employee from fulfilling the duties or responsibilities as set forth in or contemplated by this Agreement.

1.2          Location. Employee’s employment will be based at the Corporation’s corporate headquarters. Employee acknowledges and agrees that Employee’s position, duties and responsibilities will require regular travel, both in the U.S. and internationally.

2.            Term. Unless terminated at an earlier date in accordance with Section 5, the term of Employee’s employment with the Corporation under the terms and conditions of this Agreement will be for the period commencing on the Effective Date and ending on the two (2) year anniversary of the Effective Date (the “Initial Term”). On the two (2) year anniversary of the Effective Date, and on each succeeding one-year anniversary of the Effective Date (each an “Anniversary Date”), the Term shall be automatically extended until the next Anniversary Date (each a “Renewal Term”), subject to termination on an earlier date in accordance with Section 5 or unless either Party gives written notice of non-renewal to the other Party at least ninety (90) days prior to the Anniversary Date on which this Agreement would otherwise be automatically extended that the Party providing such notice elects not to extend the Term; provided, however, that if a Change in Control (as defined in Section 6.5) occurs during the Initial Term or during any Renewal Term then the Term will expire on the one-year anniversary of the date of the Change in Control. The Initial Term together with any Renewal Terms is the “Term.” If Employee remains employed by the Corporation after the Term ends for any reason, then such continued employment shall be according to the terms and conditions established by the Corporation from time to time (provided that any provisions of this Agreement and the Restrictive Covenants Agreement (as defined in Section 3) that by their terms survive the termination of the Term shall remain in full force and effect).

3.            Restrictive Covenants Agreement. Employee acknowledges entering into a Non-Competition, Non-Solicitation, and Confidentiality Agreement dated effective October 18, 2011 (the “Restrictive Covenants Agreement”) and hereby reaffirms Employee’s commitments and obligations under the Restrictive Covenants Agreement. Employee further acknowledges that Employee has a copy of the Restrictive Covenants Agreement, that Employee has read the Restrictive Covenants Agreement again before signing this Agreement, and that the consideration Employee received in exchange for signing the Restrictive Covenants Agreement was adequate and reasonable. Nothing in this Agreement is intended to modify, amend, cancel or supersede the Restrictive Covenants Agreement in any manner.

4.            Compensation, Benefits and Business Expenses.

4.1.         Base Salary. As of the Effective Date, the Corporation agrees to pay Employee an annualized base salary of $290,000.00 (the “Base Salary”), which Base Salary will be earned by Employee on a pro rata basis as Employee performs services and which shall be paid according to the Corporation’s normal payroll practices. Employee shall be eligible for a merit-based increase of the Base Salary payable under this Section 4.1 on or about July 1, 2020 and on or about July 1 of each year during the Term thereafter, with any adjustment to Employee’s Base Salary subject to approval by the Board.

4.2          Annual Incentive Compensation. For each of the Corporation’s fiscal years during the Term, Employee will be eligible to earn an annualized cash bonus as determined by the Board in its discretion and subject to the terms of any written document addressing such annual cash bonus as the Board may adopt in its sole discretion, in each case after consultation with the Corporation’s President and Chief Executive Officer. For the Corporation’s fiscal year ending June 30, 2020, Employee’s target annualized cash bonus under this Section 4.2 will be thirty percent (30%) of Employee’s annualized Base Salary for the Corporation’s fiscal year ending June 30, 2020, subject to the terms and conditions identified in the Corporation’s Fiscal Year 2020 Officer Bonus Plan. Future annual cash bonus opportunities will be determined by the Board in its discretion. Unless specified otherwise in a written annual cash bonus document applicable to Employee, if a bonus is earned in accordance with this Section 4.2, it will be paid to Employee by the Corporation regardless of whether Employee is employed by the Corporation on the payment date, with such payment date being no later than March 15 of the calendar year immediately following the calendar year in which Employee earns a bonus in accordance with this Section 4.2.

4.3          [RESERVED].

4.4.         Employee Benefits. While Employee is employed by the Corporation during the Term, Employee shall be entitled to participate in the retirement plans, equity compensation plans, health plans, and all other employee benefits made available by the Corporation, and as they may be changed from time to time. Employee acknowledges and agrees that Employee will be subject to all eligibility requirements and all other provisions of these benefits plans, and that the Corporation is under no obligation to Employee to establish and maintain any employee benefit plan in which Employee may participate. The terms and provisions of any employee benefit plan of the Corporation are matters within the exclusive province of the Board, subject to applicable law.

4.5.        Vacation and Sick Leave. While Employee is employed by the Corporation during the Term, Employee shall be entitled to vacation leave of up to twenty (20) days per calendar year during the Term, prorated for any partial calendar year of employment during the Term. Employee will use Employee’s vacation leave at times and in a manner so as to minimize disruption to the operations of the Corporation. The Corporation also agrees that Employee shall be entitled to sick leave of up to five (5) days per calendar year during the Term, prorated for any partial calendar year of employment during the Term. Employee will accrue and be permitted to use vacation and sick leave in accordance with the Corporation’s vacation and sick leave policies and practices as in effect from time to time.

4.6          Business Expenses. While Employee is employed by the Corporation during the Term, the Corporation shall reimburse Employee for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by Employee in the performance of Employee’s duties and responsibilities hereunder, subject to the Corporation’s normal policies and procedures for expense verification and documentation.

4.7          Other Benefits: During the Term, the Corporation shall directly pay the cost of a cell phone or wireless handheld device for the Employee’s use. Additionally, during the Term, the Corporation shall provide Employee an automobile allowance of up to $600.00 per month. The Corporation shall also provide a corporate credit card for approved business expenses and shall otherwise reimburse the Employee for, or pay directly, all reasonable business expenses incurred by the Employee in the performance of Employee’s duties under this Agreement, provided that the Employee incurs and accounts for such expenses in accordance with all Corporation policies and directives in effect from time to time.

5.           Termination of Employment.

5.1          Termination of Employment Events. Employee’s employment with the Corporation is at-will. Employee’s employment with the Corporation will terminate as follows:

(a)	The effective date following written notice from the Corporation of the termination of Employee’s employment as specified herein;

(b)	Employee’s abandonment of Employee’s employment or the effective date of Employee’s resignation for Good Reason (as defined below) or any other reason (as specified in written notice from Employee);

(c)	After thirty (30) days’ advance written notice to Employee by the Corporation of termination of Employee’s employment for Employee’s Disability (as defined below); or

(d)	Immediately upon Employee’s death.

5.2          Termination Date. The date upon which Employee’s termination of employment with the Corporation is effective is the “Termination Date.” For purposes of Sections 6.1, 6.2 and 7 only, with respect to the timing of the Pre-CIC Severance Payments or the Post-CIC Severance Payment (as applicable) and the Pre-CIC Benefits Continuation Payments or the Post-CIC Benefits Continuation Payments (as applicable), and the additional amounts identified in Section 7 (if applicable), the Termination Date means the date on which a “separation from service” has occurred for purposes of Section 409A of the Internal Revenue Code, as amended, and the regulations and guidance thereunder (the “Code”).

6.           Payments Upon Termination of Employment.

6.1.        Termination of Employment Without Cause or by Employee for Good Reason During the Term and Before the First Change in Control. If Employee’s employment with the Corporation is terminated during the Term by the Corporation for any reason other than for Cause (as defined in Section 6.4), or by Employee for Good Reason (as defined in Section 6.6), and the Termination Date occurs before the date of the first Change in Control (as defined in Section 6.5) to occur during the Term, then the Corporation shall, in addition to paying Employee’s Base Salary and other compensation and benefits earned through the Termination Date, and subject to Section 6.9,

(a)

pay to Employee as severance pay an amount equal to the sum of (i) one (1) times Employee’s annualized Base Salary as of the Termination Date, plus (ii) an amount equal to one hundred percent (100%) of Employee’s target annual bonus based on Employee’s individual performance for the fiscal year in which the Termination Date occurs, plus (iii) an amount equal to Employee’s target annual bonus based on the Corporation’s performance for the fiscal year in which the Termination Date, multiplied by a fraction, the numerator of which is the number of days Employee was employed by the Corporation during the fiscal year in which the Termination Date occurs and the denominator of which is 365, less all legally required and authorized deductions and withholdings, payable in substantially equal installments in accordance with the Corporation’s regular payroll cycle during the twelve (12)month period immediately following the Termination Date, provided, however, that any installments that otherwise would be payable on the Corporation’s regular payroll dates between the Termination Date and the 45th calendar day after the Termination Date will be delayed until the Corporation’s first regular payroll date that is after the expiration of all rescission periods identified in the Release (as defined in Section 6.9) but in no event later than seventy-five (75) days after the Termination Date and included with the installment payable on such payroll date (the “Pre-CIC Severance Payments”); and

(b)

if Employee is eligible for and takes all steps necessary to continue Employee’s group health insurance coverage with the Corporation following the Termination Date (including completing and returning the forms necessary to elect COBRA coverage), pay for the portion of the premium costs for such coverage that the Corporation would pay if Employee remained employed by the Corporation, at the same level of coverage that was in effect as of the Termination Date, through the earliest of: (i) the twelve (12)month anniversary of the Termination Date, (ii) the date Employee becomes eligible for group health insurance coverage from any other employer, or (iii) the date Employee is no longer eligible to continue Employee’s group health insurance coverage with the Corporation under applicable law (“Pre-CIC Benefits Continuation Payments”).

6.2        Termination of Employment Without Cause or by Employee for Good Reason During the Term and Within Twelve (12) Months after the First Change in Control. If Employee’s employment with the Corporation is terminated during the Term by the Corporation for any reason other than for Cause (as defined in Section 6.4), or by Employee for Good Reason (as defined in Section 6.6), and the Termination Date occurs on or within twelve (12) months after the date of the first Change in Control (as defined in Section 6.5) to occur during the Term, then the Corporation shall, in addition to paying Employee’s Base Salary and other compensation and benefits earned through the Termination Date, and subject to Section 6.9,

(a)

pay to Employee as severance pay an amount equal to the sum of (i) 1.5 times Employee’s annualized Base Salary as of the Termination Date, plus (ii) an amount equal to one hundred fifty percent (150%) of Employee’s target annual bonus based on Employee’s individual performance for the fiscal year in which the Termination Date occurs, plus (iii) an amount equal to Employee’s target annual bonus based on the Corporation’s performance for the fiscal year in which the Termination Date, multiplied by a fraction, the numerator of which is the number of days Employee was employed by the Corporation during the fiscal year in which the Termination Date occurs and the denominator of which is 365, less all legally required and authorized deductions and withholdings, payable in a lump sum on the Corporation’s first regular payroll date that is after the expiration of all rescission periods identified in the Release (as defined in Section 6.9) but in no event later than seventy-five (75) days after the Termination Date (the “Post-CIC Severance Payment”); and

(b)

if Employee is eligible for and takes all steps necessary to continue Employee’s group health insurance coverage with the Corporation following the Termination Date (including completing and returning the forms necessary to elect COBRA coverage), pay for the portion of the premium costs for such coverage that the Corporation would pay if Employee remained employed by the Corporation, at the same level of coverage that was in effect as of the Termination Date, through the earliest of: (i) the eighteen (18) month anniversary of the Termination Date, (ii) the date Employee becomes eligible for group health insurance coverage from any other employer, or (iii) the date Employee is no longer eligible to continue Employee’s group health insurance coverage with the Corporation under applicable law (“Post-CIC Benefits Continuation Payments”); and

(c)

all outstanding unvested equity-based awards granted to Employee during her continuous employment with the Company preceding the Termination Date (“Equity Awards”) will be affected as follows: (i) stock options or stock appreciation rights will become fully vested and exercisable for the remainder of their full term (ii) Equity Awards, other than stock options and stock appreciation rights, that do not vest based on the attainment of performance goals, will become fully vested and the restrictions thereon will lapse; provided that any delays in the settlement or payment of such awards that are set forth in the applicable award agreement and that are required under Section 409A of the Code will remain in effect, and (iii) all Equity Awards, other than stock options and stock appreciation rights, that vest based on the attainment of performance goals will remain outstanding and will vest or be forfeited in accordance with the terms of the applicable award agreements if and to the extent that the applicable performance criteria is satisfied.

6.3.        Other Termination of Employment Events. If Employee’s employment with the Corporation is terminated by the Corporation or Employee for any reason upon or following the expiration of the Term, or if Employee’s employment with the Corporation is terminated during the Term by reason of:

(a)	Employee’s abandonment of Employee’s employment or Employee’s resignation for any reason other than Good Reason;

(b)	termination of Employee’s employment by the Corporation for Cause; or

(c)	Employee’s death or Disability,

then the Corporation shall pay to Employee or Employee’s beneficiary or Employee’s estate, as the case may be, Employee’s Base Salary and other compensation earned through the Termination Date and Employee shall not be eligible or entitled to receive any severance pay or benefits from the Corporation.

6.4.         Cause Defined. “Cause” hereunder means:

(a)	Employee’s material failure to perform Employee’s job duties competently as reasonably determined by the Corporation’s President and Chief Executive Officer or the Board;

(b)	gross misconduct by Employee which the Corporation’s President and Chief Executive Officer or the Board determines is (or will be if continued) demonstrably and materially damaging to the Corporation;

(c)	fraud, misappropriation, or embezzlement by Employee;

(d)	conviction of a felony crime or a crime of moral turpitude;

(e)	conduct in the course of employment that the Corporation’s President and Chief Executive Officer or the Board determines is unethical; or

(f)	the material breach of this Agreement or the Restrictive Covenants Agreement by Employee.

With respect to Section 6.4(a), Section 6.4(b) and Section 6.4(e), the Corporation shall first provide Employee with written notice and an opportunity to cure such breach, if curable, in the reasonable discretion of the Corporation’s President and Chief Executive Officer or the Board, and identify with specificity the action needed to cure within thirty (30) days of Employee’s receipt of written notice from the Corporation. If the Corporation terminates Employee’s employment for Cause pursuant to this Section 6.4, then Employee shall not be eligible or entitled to receive any severance pay or benefits from the Corporation.

6.5.         Change in Control Defined. “Change in Control” hereunder means:

(a)	A “change in ownership,” as described in Section 1.409A-3(i)(5)(v) of the Treasury Regulations;

(b)	A “change in effective control,” as described in Section 1.409A-3(i)(5)(vi) of the Treasury Regulations; or

(c)	A “change in ownership of a substantial portion of the assets,” as described in Section 1.409A-3(i)(5)(vii) of the Treasury Regulations.

6.6.         Good Reason Defined. “Good Reason” hereunder means the initial occurrence of any of the following events without Employee’s consent:

(a)	a material diminution in the Employee’s responsibilities, authority or duties; or

(b)

a material diminution in the Employee’s salary, other than pursuant to a reduction in the salary for all executive employees of the Corporation and its affiliates, applied on a pro rata basis to all salaried executives including Employee;

(c)	receipt by Employee of a written non-renewal of this Agreement by the Corporation in accordance with Section 2; or

(d)	the material breach of this Agreement by the Corporation.

provided, however, that “Good Reason” shall not exist unless Employee has first provided written notice to the Corporation of the initial occurrence of one or more of the conditions under clauses (a) through (d) above within thirty (30) days of the condition’s occurrence, such condition is not fully remedied by the Corporation within thirty (30) days after the Corporation’s receipt of written notice from Employee, and the Termination Date as a result of such event occurs within ninety (90) days after the initial occurrence of such event.

6.7.         Disability Defined. “Disability” hereunder means the inability of Employee to perform on a full-time basis, with or without reasonable accommodation, the duties and responsibilities of Employee’s employment with the Corporation by reason of Employee’s illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of at least one hundred (100) days or more during any 360-day period. A period of inability shall be “uninterrupted” unless and until Employee returns to full-time work for a continuous period of at least thirty (30) days. This Section 6.7 does not relieve the Corporation of any duty to reasonably accommodate a qualifying disability under the Americans with Disabilities Act, the Minnesota Human Rights Act, any legal duty under the Family Medical Leave Act, or any of its other duties pursuant to applicable law.

6.8.        The Corporation’s Sole Obligation. In the event of termination of Employee’s employment, the sole obligation of the Corporation shall be its obligation to make the payments called for by Section 6.1, Section 6.2 or Section 6.3, as the case may be, and the Corporation shall have no other obligation to Employee or to Employee’s beneficiary or Employee’s estate, except for any amounts due under the terms of any employee benefit plans or programs then maintained by the Corporation in which Employee participates.

6.9.     Conditions To Receive the Pre-CIC Severance Payments or the Post-CIC Severance Payment and the Pre-CIC Benefits Continuation Payments or the Post-CIC Benefits Continuation Payments. Notwithstanding the foregoing provisions of this Section 6, the Corporation will not be obligated to make the Pre-CIC Severance Payments under Section 6.1 or the Post-CIC Severance Payment under Section 6.2 (as applicable) or the Pre-CIC Benefits Continuation Payments under Section 6.1 or the Post-CIC Benefits Continuation Payments under Section 6.2 (as applicable) to or on behalf of Employee unless (a) Employee signs a release of claims in favor of the Corporation in a form to be prescribed by the Corporation (the “Release”), (b) all applicable consideration periods and rescission periods provided by law with respect to the Release have expired without Employee rescinding the Release, and (c) Employee is in strict compliance with the terms of this Agreement and the Restrictive Covenants Agreement and any other written agreement between Employee and the Corporation.

7.          Anticipatory Termination; Additional Severance. If a Pre-CIC Termination Event (as defined below) occurs during the Term, then, subject to Employee satisfying the same conditions identified in Section 6.9 in exchange for Employee’s receipt of the additional amounts identified in this Section 7, the Corporation shall provide to Employee (in addition to making the Pre-CIC Severance Payments and the Pre-CIC Benefits Continuation Payments under Section 6.1):

(a)

an amount equal to the sum of (i) fifty percent (50%) of Employee’s annualized Base Salary as of the Termination Date, plus (ii) fifty percent (50%) of Employee’s target annual bonus based on Employee’s individual performance for the fiscal year in which the Termination Date occurs, less all legally required and authorized deductions and withholdings, payable in a lump sum on the Corporation’s first regular payroll date that is after the expiration of all rescission periods identified in the Release (as defined in Section 6.9) but in no event later than seventy-five (75) days after the date of the Change in Control; and

(b)

if Employee is eligible for and takes all steps necessary to continue Employee’s group health insurance coverage with the Corporation following the Termination Date (including completing and returning the forms necessary to elect COBRA coverage), pay for the portion of the premium costs for such coverage that the Corporation would pay if Employee remained employed by the Corporation, at the same level of coverage that was in effect as of the Termination Date, from the end of the payment of the Pre-CIC Benefits Continuation Payments under Section 6.1 through the earliest of: (i) the eighteen (18) month anniversary of the Termination Date, (ii) the date Employee becomes eligible for group health insurance coverage from any other employer, or (iii) the date Employee is no longer eligible to continue Employee’s group health insurance coverage with the Corporation under applicable law.

For purposes of this Section 7, a “Pre-CIC Termination Event” means an involuntary termination of Employee’s employment by the Corporation without Cause, or Nonrenewal of the Term, resulting in a Termination Date that is within sixty (60) days prior to the Change in Control; provided that Employee reasonably demonstrates that such termination (i) was requested by a party other than the Board that has taken other steps reasonably calculated to result in the Change in Control, or (ii) otherwise arose in connection with or in anticipation of the Change in Control.

8.            Section 409A and Taxes Generally.

8.1        Taxes. The Corporation shall be entitled to withhold on and report the making of such payments as may be required by law as determined in the reasonable discretion of the Corporation. Except for any tax amounts withheld by the Corporation from any compensation that Employee may receive in connection with Employee’s employment with the Corporation and any employer taxes required to be paid by the Corporation under applicable laws or regulations, Employee is solely responsible for payment of any and all taxes owed in connection with any compensation, benefits, reimbursement amounts or other payments Employee receives from the Corporation under this Agreement or otherwise in connection with Employee’s employment with the Corporation. The Corporation does not guarantee any particular tax consequence or result with respect to any payment made by the Corporation.

8.2        Section 409A. This Agreement is intended to provide for payments that satisfy, or are exempt from, the requirements of Section 409A, including Sections 409A(a)(2), (3) and (4) of the Code and current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly. In furtherance of the foregoing, the provisions set forth below shall apply notwithstanding any other provision in this Agreement:

(a)         all payments to be made to Employee hereunder, to the extent they constitute a deferral of compensation subject to the requirements of Section 409A (after taking into account all exclusions applicable to such payments under Section 409A), shall be made no later, and shall not be made any earlier, than at the time or times specified in this Agreement or in any applicable plan for such payments to be made, except as otherwise permitted or required under Section 409A;

(b)         the date of Employee’s “separation from service”, as defined in Section 409A (and as determined by applying the default presumptions in Treas. Reg. §1.409A-1(h)(1)(ii)), shall be treated as the date of Employee’s termination of employment for purposes of determining the time of payment of any amount that becomes payable to Employee related to Employee’s termination of employment under Section 6.1 or Section 6.2, and any reference to Employee’s “Termination Date” or “termination” of Employee’s employment in Section 6.1 or Section 6.2 shall mean the date of Employee’s “separation from service”, as defined in Section 409A (and as determined by applying the default presumptions in Treas. Reg. §1.409A-1(h)(1)(ii));

(c)          in the case of any amounts payable to Employee under this Agreement that may be treated as payable in the form of “a series of installment payments”, as defined in Treas. Reg. §1.409A-2(b)(2)(iii), Employee’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of Treas. Reg. §1.409A-2(b)(2)(iii);

(d)         to the extent that the reimbursement of any expenses eligible for reimbursement or the provision of any in-kind benefits under any provision of this Agreement would be considered deferred compensation under Section 409A (after taking into account all exclusions applicable to such reimbursements and benefits under Section 409A): (i) reimbursement of any such expense shall be made by the Corporation as soon as practicable after such expense has been incurred, but in any event no later than December 31st of the year following the year in which Employee incurs such expense; (ii) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any calendar year; and (iii) Employee’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit;

(e)         to the extent any payment or delivery otherwise required to be made to Employee hereunder on account of Employee’s separation from service is properly treated as a deferral of compensation subject to Section 409A after taking into account all exclusions applicable to such payment and delivery under Section 409A, and if Employee is a “specified employee” under Section 409A at the time of Employee’s separation from service, then such payment and delivery shall not be made prior to the first business day after the earlier of (i) the expiration of six months from the date of Employee’s separation from service, or (ii) the date of Employee’s death (such first business day, the “Delayed Payment Date”), and on the Delayed Payment Date, there shall be paid or delivered to Employee or, if Employee has died, to Employee’s estate, in a single payment or delivery (as applicable) all entitlements so delayed, and in the case of cash payments, in a single cash lump sum, an amount equal to aggregate amount of all payments delayed pursuant to the preceding sentence. Except for any tax amounts withheld by the Corporation from the payments or other consideration hereunder and any employment taxes required to be paid by the Corporation, Employee shall be responsible for payment of any and all taxes owed in connection with the consideration provided for in this Agreement; and

(f)          the Parties agree that this Agreement may be amended, as may be necessary to fully comply with, or to be exempt from, Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either Party.

9.            Miscellaneous.

9.1.        Integration. This Agreement and the Restrictive Covenants Agreement embody the entire agreement and understanding among the Parties relative to subject matter hereof and combined supersede all prior agreements and understandings relating to such subject matter, including but not limited to the Original Agreement and any earlier offers to Employee by the Corporation.

9.2.        Applicable Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement are governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota.

9.3.        Choice of Jurisdiction. Employee and the Corporation consent to jurisdiction of the courts of the State of Minnesota and/or the federal district courts, District of Minnesota, for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement or Employee’s employment with the Corporation or the termination of such employment. Any action involving claims for interpretation, breach or enforcement of this Agreement or related to Employee’s employment with the Corporation or the termination of such employment shall be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and hereby waives any defense of lack of personal jurisdiction or inconvenient forum.

9.4.        Employee’s Representations. Employee represents that Employee is not subject to any agreement or obligation that would prevent or limit Employee from entering into this Agreement or that would be breached upon performance of Employee’s duties under this Agreement, including but not limited to any duties owed to any former employers not to compete. If Employee possesses any information that Employee knows or should know is considered by any third party, such as a former employer of Employee’s, to be confidential, trade secret, or otherwise proprietary, Employee shall not disclose such information to the Corporation or use such information to benefit the Corporation in any way.

9.5.        Counterparts. This Agreement may be executed in several counterparts and as so executed shall constitute one agreement binding on the Parties.

9.6.        Assignment and Successors. The rights and obligations of the Corporation under this Agreement shall inure to the benefit of and will be binding upon the successors and assigns of the Corporation, provided any such successor or assignee assumes all of the Corporation’s obligations under this Agreement. Neither party may, without the written consent of the other party, assign or delegate any of its rights or obligations under this Agreement except that the Corporation may, without any further consent of Employee, assign or delegate any of its rights or obligations under this Agreement to any corporation or other business entity (a) with which the Corporation may merge or consolidate, (b) to which the Corporation may sell or transfer all or substantially all of its assets or capital stock or equity, or (c) any affiliate or subsidiary of the Corporation. After any such assignment or delegation by the Corporation, the Corporation will be discharged from all further liability hereunder and such assignee will thereafter be deemed to be the “Corporation” for purposes of all terms and conditions of this Agreement, including this Section 9.6. Employee may not assign this Agreement or any rights or obligations hereunder. Any purported or attempted assignment or transfer by Employee of this Agreement or any of Employee’s duties, responsibilities, or obligations hereunder is void.

9.7.        Modification. This Agreement shall not be modified or amended except by a written instrument signed by the Parties.

9.8.        Severability. The invalidity or partial invalidity of any portion of this Agreement shall not invalidate the remainder thereof, and said remainder shall remain in fully force and effect.

9.9.        Opportunity to Obtain Advice of Counsel. Employee acknowledges that Employee has been advised by the Corporation to obtain legal advice prior to executing this Agreement, and that Employee had sufficient opportunity to do so prior to signing this Agreement.

9.10.      Indemnification. As to acts or omissions of Employee which are within the scope of Employee’s authority as an officer, director, or employee of the Corporation and/or any affiliate of the Corporation, the Corporation will indemnify Employee in accordance with and subject to the limitations contained in its Articles of Incorporation, Bylaws and Section 302A.521 of the Minnesota Business Corporations Act. If Employee is made or threatened to be made a party to any threatened, pending, or completed civil, criminal, administrative, arbitration, or investigative proceeding, including a proceeding by or in the right of the corporation, Employee is entitled, upon written request to the Corporation, to payment or reimbursement by the Corporation of reasonable expenses, including attorneys’ fees and disbursements, incurred by Employee in advance of the final disposition of the proceeding, (a) upon receipt by the Corporation of a written affirmation by Employee of a good faith belief that the criteria for indemnification set forth in Section 302A.521, subdivision 2 of the Minnesota Business Corporations Act have been satisfied and a written undertaking by Employee to repay all amounts so paid or reimbursed by the Corporation, if it is ultimately determined that the criteria for indemnification have not been satisfied, and (b) after a determination that the facts then known to those making the determination would not preclude indemnification under the Corporation’s Articles of Incorporation and Bylaws and Section 302A.521 of the Minnesota Business Corporations Act, including but not limited to whether the alleged misconduct by Employee that is the subject of the proceeding is within the course and scope of Employee’s employment.

9.11.      D&O Insurance. The Corporation shall maintain an insurance policy or policies providing directors’ and officers’ liability insurance, comprehensive general liability insurance, and errors and omissions insurance, and the Employee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any officer of the Corporation.

9.12.      280G Limitations. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Employee (a) constitute “parachute payments” within the meaning of Section 280G of the Code and (b) would be subject to the excise tax imposed by Code Section 4999, then such benefits shall be either be: (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Code Section 4999, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Code Section 4999, results in the receipt by Employee, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to excise tax under Code Section 4999. Any determination required under this Section 9.12 will be made in writing by an accounting firm selected by the Corporation or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon Employee and the Corporation for all purposes. For purposes of making the calculations required by this Section 9.12, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Corporation and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Corporation shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 9.12. Any reduction in payments and/or benefits required by this Section 9.12 shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (B) accelerated vesting of stock awards, if any, shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full-value awards reversed before any stock option or stock appreciation rights are reduced; and (C) deferred compensation amounts subject to Section 409A shall be reduced last.

[Signature Page Follows]

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT was voluntarily and knowingly executed by the Parties effective as of the Effective Date first set forth above.

ELECTROMED, INC.

Date: December 2, 2019	/s/ Kathleen S. Skarvan
	By:	Kathleen S. Skarvan
	Its:	President and Chief Executive Officer

EMPLOYEE:

Date: December 2, 2019	/s/ Jeremy T. Brock
Jeremy T. Brock